Exhibit 99.1

Blount International, Inc.
4909 SE International Way (97222 4679)
PO Box 22127
Portland, OR 97269 2127 USA
(503) 653-8881
FAX: (503) 653-4555

NEWS RELEASE

Contact:	Calvin E. Jenness
Senior Vice President and
Chief Financial Officer
503.653.4569
Release:	Immediately

BLOUNT INTERNATIONAL AMENDS SENIOR CREDIT FACILITY

•                  Facility increased to $425 million from $165 million

•                  Use of proceeds is to redeem Senior Subordinated Notes due in August 2012, extend the existing senior facility, and general corporate purposes, including acquisitions.

•                  Maturities of loans extended to August 2015 and August 2016

PORTLAND, OREGON, August 9, 2010 - Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) announced today that it has amended and restated its senior credit facility. The primary terms that have been amended include an increase in the revolving credit facility from $60 million to $75 million, the refinancing of the remaining $105 million of the existing Term B facility with a new Term B facility in the amount of $275 million and the establishment of a Term A facility in the amount of $75 million. The revolving credit facility and the Term A facility mature in August 2015 and the Term B facility matures in August 2016. The variable interest rate on the revolving credit facility and the Term A facility is LIBOR plus 3.5%. The variable interest rate on the Term B facility is LIBOR plus 4.0%, with a minimum interest rate of 5.5%.

The Company has notified the Trustee for the outstanding 8 7/8% Senior Subordinated Notes due August 2012 that it will redeem the $175 million outstanding with a portion of the funds received in connection with the amendment and restatement of the senior credit facility after the expiration of the requisite notice period. The remaining funds will be used for general corporate purposes, including acquisitions. The Company estimates that cash interest savings from the amended and restated senior credit facility and the redemption of the Senior Subordinated Notes will be between $6 million and $7 million per year, based on current LIBOR.

“The amended and restated senior credit facility and the associated redemption of the Senior Subordinated Notes will significantly lower the Company’s borrowing costs. Additionally, the upsizing of the facility and related terms will facilitate the execution of management’s strategy for growth,” said Calvin E. Jenness, Senior Vice President and Chief Financial Officer. “We are appreciative of our lenders’ ongoing support to provide capital to support the achievement of the Company’s operating goals.”

General Electric Capital Corporation acted as the Administrative Agent and GE Capital Markets, Inc as Sole Bookrunner and Lead Arranger, for the amendment and restatement of the senior credit facility.

Blount International, Inc. is a leading manufacturer of equipment, accessories, and replacement parts for the global forestry, lawn and garden, and construction industries. Blount sells its products in more than 100 countries around the world.  For more information about Blount, please visit our website at http://www.blount.com.

Forward looking statements in this release, including without limitation the Company’s “expectations,” “beliefs,” “plans,” “indications,” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future.